EXHIBIT 21

                          SUBSIDIARIES OF SKYMALL, INC.


                                       JURISDICTION OF      PERCENT OF
         NAME                           INCORPORATION       OWNERSHIP

         Disc Publishing, Inc.             Utah                100%

         Durham & Company                  Utah                100%

         skymall.com, inc.                 Nevada              100%